THE GILLETTE COMPANY                                                  EXHIBIT 23
EMPLOYEES' SAVINGS PLAN
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            Consent of Independent Registered Public Accounting Firm





The Savings Plan Committee
The Gillette Company:


We consent to the incorporation by reference in the registration statement (No.333-128859)on Form S-8 of The Gillette Company Employees' Savings Plan of our report dated June 29, 2005, with respect to the statement of net assets available for plan benefits of The Gillette Company Employees' Savings Plan as of December 31, 2004, and the related statements of changes in net assets available for plan benefits for each of the years in the two-year period then ended, which report appears in the December 31, 2005, annual report on Form 11-K of The Gillette Company Employees' Savings Plan.



/S/ KPMG LLP
Boston, Massachusetts
June 28, 2006